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            MGC COMMUNICATIONS NAMES ROLLA HUFF PRESIDENT AND CHIEF
                               EXECUTIVE OFFICER

LAS VEGAS, Oct. 14 /PRNewswire/ -- MGC Communications (Nasdaq: MGCX), a leading facilities-based integrated communications service provider, today announced that Rolla P. Huff, 43, has been named President and Chief Executive Officer, succeeding Nield J. Montgomery, who will become Vice Chairman.
MGC also announced that Providence Equity Partners Inc., a private investment firm that specializes in telecommunications investments, and which is already MGC's largest shareholder, has agreed to invest through an affiliate an additional $25 million in the company, which will increase its ownership in MGC to approximately 17%. In addition, JK&B Capital has agreed to invest an additional $10 million, which will increase its ownership to approximately 7%. MGC has begun to roll out what it believes to be the nation's first low-cost bundled voice and high-speed data telephony solution for medium and small businesses. Through its innovative voice-over-DSL (VoDSL) "Total Solution" package, MGC offers voice lines, unlimited custom calling features, MGC long distance, MGCi.com Internet service, and "always-on" high-speed Internet access at a price comparable to what many small businesses are currently paying for voice-only services.
Huff brings more than 20 years of operating experience in technology companies and a history of generating superior shareholder returns. Most recently, Huff served as President and Chief Operating Officer at Frontier Corporation, where he played a critical role in the rapid growth of the company over the past two years, during which time the market value of the company more than tripled. He also was a key figure in negotiations that resulted in the recent sale of Frontier to Global Crossing Ltd. (Nasdaq: GBLX ). Prior to being recruited to Frontier in 1998, Huff served as President of AT&T Wireless' Central U.S. division, responsible for 1.6 million customers across 15 states.
"Rolla possesses tremendous operating skills with an intimate working knowledge of a wide range of advanced telecom services and has a proven record of creating value for shareholders," said Maurice J. Gallagher Jr., MGC's Chairman. "MGC is at a pivotal juncture in its development as we focus on national deployment of our unique bundled voice and data services to the underserved medium and small business market. We believe Rolla is an exceptional choice to lead our management team."
Huff said, "With one of the most exciting new advanced telephony solutions, high-quality investors and a true end-user focus, MGC has tremendous upside and offers a compelling opportunity for me. I look forward to working with the MGC team to help the company rapidly expand its footprint and services to achieve its exceptional potential and create value for shareholders."
Noting Providence Equity and JK&B's additional $35 million investment in the company, Huff said, "We greatly appreciate the increased support of these bellwether investors. Having briefed them on our broad-based strategic vision for MGC, we believe their additional commitment underscores our strong market position and growth potential." MGC plans to use the proceeds of the investment to accelerate the nationwide rollout of its "Total Solution" VoDSL product platform.
Providence Equity Partners Inc. and JK&B have agreed to purchase $35.0 million of convertible preferred stock at $28 per share. In May 1999, Providence made an initial $37.5 million purchase of convertible preferred stock at $9.00 per share and JK&B purchased $5 million of the same issue.
Jonathan M. Nelson, President of Providence Equity Partners Inc., said, "MGC reflects the opportunities and qualities we seek in companies. MGC has a compelling business plan and is well positioned to rapidly scale its business and generate attractive long-term growth and returns. We are excited about Rolla Huff joining MGC as CEO and believe he is the right leader to capitalize on MGC's exceptional market opportunities."
Bear, Stearns & Co. Inc. acted as financial advisor to MGC on the transaction. About Rolla Huff Huff most recently served as President and COO of Frontier Corporation, where his responsibilities included strategic planning, operations, sales and marketing. He joined the company in May 1998 as Executive Vice President and Chief Financial Officer and was named President and COO in March 1999.

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Prior to joining Frontier, Huff worked for five years at AT&T Corporation and
AT&T Wireless, where he held increasingly senior executive positions, most recently serving as President of the Central U.S. operations. During his tenure with AT&T Wireless, Huff also served as Senior Vice President and CFO from 1995 to 1997. As CFO, he was the key interface with the investment community, financial analysts, and rating agencies for the wireless business. Prior to his appointment as CFO, he was the Financial Vice President of AT&T's Mergers and Acquisitions Group.
Huff previously spent 10 years with NCR Corporation where he held a variety of management positions in its domestic and international business units.
Huff has a bachelor's degree in management from Purdue University.
About MGC
MGC provides local phone service, custom calling features, long distance and Internet services to small business and residential customers in selected areas of southern California including the Los Angeles basin, San Diego and Orange County, Chicago, Atlanta, southern Florida, and Las Vegas. MGC currently intends to open 20 additional markets in its existing states and five new states during 2000. MGC was recently ranked 12th in the Bloomberg Tech 100 listing of the fastest growing technology companies in the United States based on sales growth for the last fiscal year. Further information about the Company can be found at www.mgci.com About Providence Equity Partners
Providence Equity Partners Inc. is a private investment firm specializing in telecommunications, internet and media investments in the U.S. and abroad. The principals of Providence currently manage over $1.8 billion of private equity capital. Major investments since 1985 include: MetroNet Communications Corp., the first national competitive local exchange telephone company (CLEC) in Canada (now AT&T Canada); Brooks Fiber Properties Inc., one of the largest CLEC providers in the U.S. (now part of WorldCom Inc.); Verio Inc., a leading national provider of Internet connectivity and web hosting services; VoiceStream Wireless Corp., a PCS operator serving much of the U.S.; Western Wireless Corporation, a cellular telephone company serving the Western U.S.; and Carrier1, a European long distance telecommunications carrier. The firm has offices in Providence, Rhode Island and London, England. About JK&B
JK&B Capital is a $300 million venture capital firm based in Chicago. Charles Wang, Chairman and Founder of Computer Associates International Inc., is a founding limited partner in JK&B Capital, and Soros Group is a special limited partner, making its organization and resources available to the venture firm. JK&B Capital specializes in telecommunications, media and Internet investments. Founded in 1995, JK&B has major investments in: Exodus Communications, Inc.; phone.com, inc.; 21st Century Telecom Group Inc.; Commerce One, Inc.; and Interwoven Inc.
/CONTACT: David Clark of MGC Communications, Inc., 212-687-8080, on Oct. 14, or 702-310-1000, or dclark@mgcicorp.com; or David Reno or Andrew Cole, 212-687-8080, both of Sard Verbinnen & Co., for MGC Communications, Inc./